Exhibit 10.16
                                 AMENDMENT TO
                    RESTRICTED SHARE GRANT LETTER AGREEMENT




Edward Lowenthal
Wellsford Residential Property Trust
610 Fifth Avenue
New York, New York  10020

Dear Sir:

          Reference is made to the Restricted Share Grant Letter Agreement (the "Agreement"), dated as of December 6, 1993, between you and Wellsford Residential Property Trust (the "Company").

          Paragraph (c) of the Agreement is hereby deleted and replaced in its entirety with the following new paragraph (c):

               "(c) If (1) the undersigned is an employee of the Company on December 6 of 1994, 1995, 1997 and 1998, respectively (each such date is hereinafter referred to as a "Vesting Date") and (2) for the four fiscal quarters ending with the third fiscal quarter immediately preceding the applicable Vesting Date, the Company has achieved, on a consolidated basis, a minimum increase of 5% in funds from operations per share over funds from operations per share for the four fiscal quarters ending with the third fiscal quarter of the prior fiscal year, the Company shall deliver to the undersigned the certificate(s) representing the Shares which vest on such date, as set forth below, and such Shares shall no longer be subject to repurchase pursuant to paragraph (e) below:

                     Certificate        Number of Shares
 December 6 of      No(s).           Which Vest         -----------------------
 ---------------
             1994                W0135                  3,791
             1995                WO136                  3,791
             1997             W0138 and W1543           5,688
             1998             W0139 and W1544           5,687

 For the purposes of this agreement, "funds from operations per share" shall be as determined by the Company's Chief Accounting Officer and reported in the Company's quarterly report to shareholders."

      Except as explicitly provided for herein, the Agreement shall remain in full force and effect in all respects.

      This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to New York's conflicts of law principles.

      This letter agreement and all documents, agreements, understandings and arrangements relating to this letter agreement have been executed by the undersigned in his/her capacity as an officer or trustee of the Company which has been formed as a Maryland real estate investment trust pursuant to a Declaration of Trust of the Company dated as of July 20, 1992, as amended, and not individually, and neither the trustees, officers or shareholders of the Company shall be bound or have any personal liability hereunder or thereunder. You shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of this letter agreement and all documents, agreements, understandings and arrangements relating to this letter agreement and will not seek recourse or commence any action against any of the trustees, officers or shareholders of the Company or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

Dated as of October 10, 1996


                         WELLSFORD RESIDENTIAL PROPERTY TRUST



                         By:/s/ Jeffrey H. Lynford
                           ---------------------------
                            Name:  Jeffrey H. Lynford
                            Title:  Chairman of the Board

AGREED TO AND ACCEPTED:


/s/ Edward Lowenthal
---------------------
Edward Lowenthal